Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$2,250,000,000 FLOATING RATE SENIOR NOTES, DUE AUGUST 2010

FINAL TERM SHEET

Dated August 10, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa1 (Moody’s)/ AA (S&P)/ AA (Fitch)

Title of the Series:	Floating Rate Senior Notes, due August 13, 2010

Aggregate Principal Amount Initially Being Issued:	$2,250,000,000

Issue Price:	100%

Trade Date:	August 10, 2007

Settlement Date:	August 15, 2007 (DTC)

Maturity Date:	August 13, 2010

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Record Dates:	For book-entry only notes, one business day prior to payment date. If notes are not held in book-entry only form, record dates will be February 1, May 1, August 1, and November 1.

Base Rate:	Three-Month LIBOR (Telerate)

Index Maturity:	90 days

Spread:	plus 17 bps

Interest Payment Dates:	February 13, May 13, August 13, and November 13 of each year, beginning November 13, 2007.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, November 13, 2007, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date or the Maturity Date.

Interest Determination Date:	Second London banking day preceding the applicable interest reset date.

Interest Reset Dates:	February 13, May 13, August 13, and November 13.

Optional Redemption:	None

Conversion:	The notes will not be convertible into any other notes or securities of the Issuer.

Listing:	None

Calculation Agent:	The Bank of New York Trust Company, N.A.

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Jackson Securities, LLC Loop Capital Markets, LLC

CUSIP:	060505 DG6

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America

Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at
1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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